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                                                                       Exhibit 2

                                 McLeod, Inc.
                                 -----------
                    Public Offering of Class A Common Stock
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                                                               November 14, 1996

Salomon Brothers Inc
Bear, Stearns & Co. Inc.
Morgan Stanley & Co. Incorporated
  As Representatives of the several Underwriters
c/o Salomon Brothers Inc
Seven World Trade Center
New York, New York 10048

Dear Sirs:

        This letter is being delivered to you in connection with the proposed Underwriting Agreement (the "Underwriting Agreement"), between McLeod, Inc., a Delaware corporation (the "Company"), certain Selling Stockholders named therein and each of you as Representatives of a group of Underwriters named therein, relating to an underwritten public offering of Class A Common Stock, $.01 par value (the "Common Stock"), of the Company.

        In order to induce you and the other underwriters to enter into the Underwriting Agreement, the undersigned agrees not to offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce an offering of, any shares of Common Stock beneficially owned by the undersigned or any securities convertible into, or exchangeable for, shares of Common Stock for a period of 120 days following the day on which the Underwriting Agreement is executed without the prior written consent of Salomon Brothers Inc, except shares of Common Stock disposed of as bona fide gifts or pledges where the recipients of such gifts or the pledgees, as the case may be, agree in writing with the Underwriters to be bound by the terms of this letter.

        If for any reason the Underwriting Agreement shall be terminated prior to the Closing Date (as defined in the Underwriting Agreement), the agreement set forth above shall likewise be terminated.

                                                Yours very truly,

                                                /s/ Clark E. McLeod
                                                ------------------------------
                                                (Sign Name)


                                                Clark  E. McLeod
                                                ------------------------------
                                                (Print Name)